Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES APPOINTMENT OF ROBERT F. SCHNEIDER TO THE COMPANY’S BOARD OF DIRECTORS

JASPER, IN (February 18, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today announced the appointment of Robert F. “Bob” Schneider to the Company’s Board of Directors. Mr. Schneider currently serves as Executive Vice President and Chief Financial Officer of Kimball International. His appointment was effective with his election at today’s regularly scheduled board meeting.

The addition of Schneider to the Board reflects the Company’s ongoing commitment to long-range development of its executive management team and recognition of professional growth. Schneider, 53, is slated to succeed retiring current President and CEO, James C. Thyen later this year, upon completion of the Company’s spin-off of its Electronics Manufacturing Services segment into a separate, publicly-traded standalone company. The spin was announced last month.

During his career with Kimball, Schneider has served in various financial and executive capacities. He joined the Company in 1987 and has been an officer since 1992. His current responsibilities include Kimball International strategic planning, finance, audit, and treasury services. Last year, he assumed responsibility for the strategic, operational and financial aspects of the Kimball Hospitality furniture operations, the largest hotel in-room casegoods furniture and seating manufacturer in the United States. Mr. Schneider serves on the Company’s eight-member Corporate Steering Committee, formulating Kimball International strategy and establishing direction for the Company. He is also a member of the Advisory Board of FM Global Insurance, a leading commercial property insurance company that focuses on loss prevention.

Prior to joining the Company, Mr. Schneider was with the public accounting firm of Deloitte Haskins and Sells in Cincinnati, Ohio. Mr. Schneider earned a bachelor’s degree in accounting with “High Distinction” from Indiana University in 1983 and is a CPA (inactive). He and his wife reside in Jasper, Indiana.

Kimball International Board Chairman Douglas A. Habig welcomed Schneider, saying, “Bob’s record of providing excellent counsel and executive leadership has been a tremendous asset to the Company. As we proceed down the path toward the establishment of two totally independent companies, as we announced last month, Bob’s role on the Board will help us maintain alignment with our corporate Guiding Principles, Company values and sense of ethics.”

About Kimball International:

Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company’s family of brand names.

To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”